EXHIBIT 99.1

Additional Mineral Rights Coming to Tamino Minerals, Inc.

Property Acquisition being negotiated and solidifies the possibility to succeed in the short and long term

MONTREAL, Aug. 22, 2019 (GLOBE NEWSWIRE) -- Tamino Minerals, Inc., a mineral exploration and development company, (“Tamino” or the “Company”) (OTC Markets: TINO), www.taminominerals.ca Mr. Pedro Villagran-Garcia, President & CEO, announces that for compliance purposes the Company has disclosed that it has issued 370,585,278 of which 220,774,117 are restricted and 149,811,161 are deemed free trading.

The company is planning to raise Capital. The net proceeds of the offering will be used to fund exploration and advance work of the company’s Sonora projects and for working capital. Finders' fees consisting of cash and warrants may be payable on a portion of the private placement financing.

The company is amid completing an acquisition. Mr. Villagran-Garcia has stated that: “Tamino’s top priority now becomes the commissioning of a high-quality NI 43-101 report.  Its purpose is to disclose all pertinent information about Tamino’s mining properties and rights in a manner that is accepted in the industry and by regulators.  The report will also set forth a path to commercialization of these assets. Crucially, the NI 43-101 report will enable us to further explore utilizing modern exploration methods. The property was a past gold producer, old workings are found in the property which increase the possibility to succeed as our ability to encounter solid underground evidence of precious metals increases.”

Our objective is to locate a multimillion ounce of Gold deposit. The State of Sonora is known to host several of them. We believe that we have the necessary expertise within our team of Professionals to find a Multimillion Ounce Deposit. Our Projects could all together generate at least reserves of 4,000,000 million ounces of Gold, that with an 8-year mine life could equate to produce monthly 42,000 Ounces of Gold. An amount of 42,000 Ounces of Au equates to $65 Million USD monthly revenue. We plan to have assets in Canada, Brazil, Turkey and Mexico within the next two to four years.

With an eye on the future, will also continue gathering additional rights in other locations, as circumstances permit, by expanding our horizons to Central Sonora too. It is my goal to leverage decades-long experience in this industry and to harness emerging industry trends.  We are only interested in a top quality, progressive operation, generating a positive impact for shareholders as well as in the local communities in which we will operate.

TAMINO MINERALS, INC.

The Company is exploring for gold and other mineral deposits within a prolific Gold producing State, Sonora.  Under SEC Fair Disclosure Guidelines, persons interested in Tamino Minerals can expect disclosures and updates at OTC Markets, the company’s website, www.TaminoMinerals.ca, Twitter: www.Twitter.com/TaminoMinerals and Facebook: www.facebook.com/taminominerals.

On behalf of the Board,

Pedro Villagran-Garcia, President & CEO
Tamino Minerals, Inc.

For further information, please contact the company at 1 (514) 432-7746 or by email at info@taminominerals.ca

Safe Harbor Statement
Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. The words "believe," "expect," "will," "anticipate," "contemplate," "target," "plan," "continue," "budget," "may," "intend," "estimate," "project" and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to its plans or operations. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the SEC which can be found at www.sec.gov. There may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.